EXHIBIT 10.12

FIRST AMENDMENT

TO THE

Amegy Bancorporation, Inc. Fourth Amended and Restated Non-Employee Directors

Deferred Fee Plan

This First Amendment to the Amegy Bancorporation, Inc. Fourth Amended and Restated Non-Employee Directors Deferred Fee Plan (the “Plan”) is made effective the 1st day of January, 2007, by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2005, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer as a result of recent announcement by the Internal Revenue Service in Notice 2006-79 extending until December 31, 2007, the right of a Participant to amend or provide for a new election with respect to the time and form of payment of such Participant’s benefit and not be subject to the required minimum five year delay under Section 409A(a)(4) to December 31, 2007; and

WHEREAS, this amendment is within the authority granted to the Committee by the Employer.

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendment to the Plan (amended language is in bold italics):

1. The following paragraph is added to the end of Section 5(a)(B):

Until December 31, 2007 or such other time as allowed by the Internal Revenue Service, a Participant may amend an existing Deferral Election Form or complete a new Deferral Election Form modifying the time and/or form of payment of all or a portion of such Participant’s Deferred Compensation Account without regard to the requirement in Section 409A(a)(4) that postponement in starting date for a distribution be for a minimum of five years from the previously selected payment start date. Any such amendment or new election must be made on or before December 31, 200 7(or such other date as allowed by the Internal Revenue Service) and must not take effect earlier than 12 months from the date of such amendment.

2. In all other respects the Plan is ratified and approved.

Dated this 9th day of January, 2007.

Zions Bancorporation Benefits Committee

By	/s/ Diana M. Andersen
Diana M. Andersen